Exhibit 10.15

December 3, 2001

MSO Customers Listed on the Signature Pages Hereof
Official Unsecured Creditors Committee

Ladies and Gentlemen,

        The purpose of this letter agreement (the "Agreement") is to confirm certain agreements among: Comcast Cable Communications, Inc. ("Comcast"), Cox Communications Inc., ("Cox"), Rogers Cable Inc., ("Rogers"), Insight Communications Company, L.P., Insight Communications Midwest, LLC and Insight Kentucky Partners II, L.P. ("Insight"), Mediacom LLC and Mediacom Broadband LLC and affiliates ("Mediacom"), and Midcontinent Communications ("Midcontinent Cable") (collectively, the "MSO Customers") the Official Committee of Unsecured Creditors appointed in At Home Corporation's Chapter 11 bankruptcy case (the "Committee"), and At Home Corporation, a Delaware corporation, (the "Company").

        As the recipients of this letter are aware, the Company is a debtor in possession in bankruptcy. On September 28, 2001, the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") before the United States Bankruptcy Court, Northern District of California, (the "Bankruptcy Court") Case No. 01-32495.

        During the Term (as defined below) the Company will operate solely for the purpose of continuing to provide the @Home Service (as defined below) and providing Transition Services (as defined below) to the MSO Customers, after which time the Company intends to cease operations. As a result, the Company and the MSO Customers now desire to provide continuing @Home Service to the MSO Customers and to facilitate the MSO Customers' transitions on a "market by market" and/or "primary hub by primary hub" basis of their respective high speed Internet service customers from the @Home Service to a service provided by or on behalf of such MSO Customer, upon the terms and subject to the conditions set forth in this Agreement. As used in this Agreement, the entities set forth above shall have the meanings provided above, and the following terms shall have the following meanings:

        "@Home Service" shall mean with respect to an MSO Customer, the high speed Internet service offered by the Company to such MSO Customer as of November 30, 2001, including, without limitation, provisioning new customers, provided, however, that (i) there will be no provisioning of new customers in new markets or in existing markets during the ten days preceding the scheduled transition of customers off the Company's network in that market, and (ii) If the Company must incur any new capital costs in order to satisfy its obligations with respect to provisioning new customers, the Company agrees to promptly notify such MSO Customer of the costs involved. If the Company and such MSO Customer are unable to mutually agree on the need, amount or payment of such new capital costs, then unless such provisioning is technically impossible without incurring new capital expenditures; Company agrees that, notwithstanding such failure to agree, it will continue to provision new customers (without making new capital expenditures) as requested by such MSO Customer and such MSO Customer acknowledges that the quality of the @Home Service may diminish by the addition of such new customer;

        "AT&T" shall mean AT&T Corp., its affiliates and subsidiaries (other than the Company) and its officers and directors, agents, representatives and advisors;

        "Broadband Content and Broadband Portal" shall mean web content located at home.excite.com and home.excite.ca; provided, however, it shall not include the following services: member services, email, newsgroups, and webspace;

        "Distribution Agreements" shall mean, with respect to an MSO Customer, the agreements pursuant to which the Company has provided the @Home Service to such MSO Customer and rejected by the Company pursuant to that certain order of the Bankruptcy Court, dated November 30, 2001;

        "Operating Plan" shall have the meaning set out in Article 1.3;

        "Term" shall mean the period from and including December 1, 2001, through and including February 28, 2002; and

        "Transition Services" shall mean the services provided by the Company as set out in Article 1 of this Agreement.

1.
Transition Services

1.1
During the Term, the Company will provide the @Home Service and Transition Services to the MSO Customers pursuant to the terms set out in this Agreement. The parties acknowledge, that the Company currently expects that it will not continue to provide the Broadband Content and Broadband Portal during the Term. During the Term, nothing shall prohibit any MSO Customer from offering or providing any high speed Internet access service to its customers.

1.2
The Transition Services require that, during the Term, the Company: (A) provide the @Home Service on an uninterrupted basis to each market of each MSO Customer as set out in the Operating Plan; and (B) reasonably cooperate with the MSO Customers to facilitate transitions of each MSO Customer's high speed Internet service customers from the @Home Service to a service provided by or on behalf of such MSO Customer on a "market by market" and/or "primary hub by primary hub" basis. Subject to Article 1.7 of this Agreement, the parties agree that the schedule and mode of such transition shall be as agreed in the Operating Plan (as hereinafter defined). Notwithstanding the foregoing, any MSO Customer may transition any of its markets before the date scheduled for the transition of such market as provided for in the Operating Plan, so long as such early transition does not adversely affect any other MSO Customer; provided however, that to the extent that any such MSO Customer executes such an early transition, the Company shall have no obligation to incur any costs or to provide any Transition Services to such MSO Customer in such market; however, nothing herein shall prohibit the Company from providing transition assistance to such MSO Customer in such market.

1.3
During the Term, the Transition Services will include but are not necessarily limited to: (i) transfers of subscriber data owned by an MSO Customer (including without limitation e-mail, webspace, and mailbox account information) reasonably requested by such MSO Customer and transfers of subscriber data not owned by an MSO Customer reasonably requested by such MSO Customer, provided that all such transfers of subscriber data not owned by such MSO Customer shall comply with all applicable legislation and privacy policies; (ii)  e-mail forwarding for each MSO Customer's @Home Service customers after any such customer is transitioned from the @Home Service to a service provided by or on behalf of such MSO Customer until the end of the Term; (iii) URL redirects for each MSO Customer's @Home Service customers after any such customer is transitioned from the @Home Service to a service provided by or on behalf of such MSO Customer until the end of the Term; (iv) timely transfer of IP addresses necessary to facilitate the transitions; (v) participation in a communications plan with each MSO Customer's @Home Service customers, which may include, among other things, banner messages and email messages explaining the transition from the @Home Service to a service provided by or on behalf of such MSO Customer; and (vi) access through the Company's firewall for high speed Internet access customers of any MSO Customer in order to facilitate such customers' use of the Company's subapplications during the Term, provided that such MSO Customer has provided the Company with a list of such customers and so long as such access is technically feasible and will not cause a breach of the Company's network, to be determined in the Company's sole discretion after consultation with such MSO Customer.

  1.4
  During the Term, the Company, the MSO Customers and the Committee shall use their respective best efforts to agree to an operating plan to provide the Transition Services on or before December 7, 2001 (the "Operating Plan"); such Operating Plan may only be amended or modified by all of the parties.

  1.5
  During the Term, subject to Articles 1.1 and 1.2, the Transition Services shall be provided as mutually agreed upon by the MSO Customers and the Company; provided that the Company and each of the MSO Customers shall provide authorized representatives of the Company and each of the MSO Customers, as appropriate, with reasonable access to the other's facilities, equipment and personnel to the extent necessary to perform the services contemplated in this Agreement.

  1.6
  Commencing on the date hereof and during the Term, the Company shall begin using all reasonable efforts to cooperate with the MSO Customers to facilitate a transition of their respective high speed Internet service customers from the @Home Service to a service provided by or on behalf of such MSO Customer, in accordance with the Operating Plan, on a "market by market" and/or "primary hub by primary hub" basis.

  1.7
  During the Term, the parties acknowledge that the provision of the Transition Services by the Company may require the license of certain intellectual property rights owned or licensed by the Company to each of the MSO Customers at no cost to the Company or to the MSO Customer, and that the payments by the MSO Customers hereunder include a payment in respect of such license. The parties agree to use commercially reasonable efforts to promptly take all required actions to make effective any required licenses or sublicenses.

  1.8
  During the Term, the parties agree to use their commercially reasonable efforts to cooperate with one another to facilitate the provision of the Transition Services in a manner that assists the Company in reducing its costs and creates economic efficiencies for the Company by considering the Company's concurrent transition of several MSO Customers to services provided by or on behalf of such MSO Customer. In furtherance and not in limitation of the foregoing, the Company agrees, when appropriate and commercially reasonable for the Company, to enter into Internet traffic peering agreements with each of the MSO Customers for the purpose of reducing each party's costs.

2.
Payment

2.1
Promptly upon issuance of the order of the Bankruptcy Court substantially similar to that set forth in Exhibit 2.1, each MSO Customer will pay to the Company for the @Home Service and Transition Services the amount set forth in Exhibit 2.1 (in an aggregate amount not less than US$355,000,000) with respect to such MSO Customer (the "Transition Fee"). The Company will be allowed to access and to use these Transition Fees for Company purposes only as follows:

(a)
Provided that the Company has not materially breached its obligations hereunder, prior to approval of this Agreement by the Bankruptcy Court the Company will be allowed to access and use US$2,000,000 per day.

(b)
Provided that the Company has not materially breached its obligations hereunder, from and after the day on which the Bankruptcy Court approves this Agreement, the Company will be allowed to access and use for Company purposes, for the remainder of the Term, US$3,944,445 per day up to the total amount of the Transition Fees. On February 28, 2002, in addition to the other withdrawals hereunder, and provided that the Company has not materially breached its obligations hereunder, the Company will be allowed to withdraw the remaining funds in the Transition Fees account, including any accrued interest.

  2.2
  All payments shall be made by wire transfer of same day funds.

3.
Releases

3.1
Each of the MSO Customers, together with all of their respective officers, directors, employees, agents, affiliates, representatives, advisors, attorneys, parents, subsidiaries, stockholders, successors and assigns, and each of them (the "MSO Releasors") shall fully and forever release, relieve, waive, relinquish and discharge, jointly and severally, the Company together with its officers, directors, employees, agents, representatives, advisors, attorneys, subsidiaries, successors and assigns and each of them (the "Company Releasees"), from any and all actions, causes of action, suits, claims, liabilities, obligations, costs, expenses, sums of money, controversies, accounts, reckonings, liens, bonds, damages (including without limitation any rejection damages), judgments executions and demands of any kind whatsoever arising before the date of this Agreement, at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, absolute or contingent, liquidated or unliquidated, which the MSO Releasors (or any one of them) ever had, now have or hereafter can, shall or may have against the At Home Releasees (or any one of them) arising out of, by reason of, or relating in any way to, their respective Distribution Agreements.

3.2
The Company, together with all of its officers, directors, employees, agents, representatives, advisors, attorneys, subsidiaries, affiliates, stockholders, successors and assigns, and each of them (the "Company Releasors") shall fully and forever release, relieve, waive, relinquish and discharge, jointly and severally, each MSO Customers together with their respective officers, directors, employees, agents, representatives, advisors, attorneys, parents, subsidiaries, and affiliates (but not AT&T) successors and assigns and each of them (the "MSO Customer Releasees"), from any and all actions, causes of action, suits, claims, liabilities, obligations, costs, expenses, sums of money, controversies, accounts, reckonings, liens, bonds, damages, judgments executions and demands of any kind whatsoever arising before the date of this Agreement, at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, absolute or contingent, liquidated or unliquidated, which the Company Releasors (or any one of them) ever had, now have or hereafter can, shall or may have against the MSO Customers Releasees (or any one of them) arising out of, by reason of, or relating in any way to, their Distribution Agreements.

3.3
These releases do not pertain to the claims that are the subject of the adversary proceeding commenced by Insight against the Company nor any cause of action arising out of or related to the formation of the Company or the amendments to the Distribution Agreement and the Transition Service Level Agreements between the Company, AT&T Corp., Cox and Comcast executed on March 28, 2000 (other than claims related to performance, which are released). Nothing herein releases AT&T from any claims that may exist between the Company, its creditors or other parties hereto, on one hand, and AT&T, on the other hand; provided, however, that if any MSO Customer is or shall at any time hereafter become an affiliate of AT&T Corp., none of the releases granted hereunder shall be limited, expanded, modified or affected in any manner.

4.
General

4.1
The Company and the Unsecured Committee will use their best efforts to obtain approval of this Agreement by the Bankruptcy Court as soon as possible. The Company intends to make the appropriate motion to present this Agreement to the Bankruptcy Court for the earliest possible approval. If this Agreement does not become effective in accordance herewith, none of the provisions hereof shall be effective thereafter, other than Article 2.

  4.2
  This Agreement shall constitute a post petition contract entered into by the Company as debtors in possession. This letter agreement shall not constitute an assumption of the Distribution Agreements under 11 U.S.C. §365. The terms of this letter agreement can only be modified or amended in a writing signed by all of the parties.

  4.3
  The Parties agree that all claims arising under this Agreement shall be post petition administrative claims pursuant to 11 U.S.C. §503(b).

  4.4
  The Bankruptcy Court retains jurisdiction over the interpretation or enforcement of this Agreement. This Agreement shall be interpreted in accordance with the laws of the State of Delaware.

  4.5
  This Agreement shall be binding on the Company, its successors and assigns, including without limitation, any purchaser of all or substantially all of the assets of the Company or the @Home Service business of the Company. The Company shall cause any purchaser of all or substantially all of the assets of the Company or the @Home Service business of the Company to assume this Agreement upon the consummation of any such purchase transaction.

  4.6
  All parties hereto agree that the Official Bondholders Committee of the Company may execute and adopt this Agreement at any time during the Term.

  4.7
  By the date hereof, the Company shall have terminated the services provided to MSOs (other than to the MSO Customers and Shaw Communications). If, prior to February 28, 2002, the Company extends to any third party (other than Shaw Communications) terms for the provision or continuation of services that are more favorable than those contained in this Agreement, then the Company will offer to each MSO Customer such more favorable terms and each MSO Customer will have the right to incorporate such terms into this Agreement by notice to the Company and upon such notice such terms shall be incorporated herein with respect to such electing MSO Customer. If AT&T is such a third party, the IRU Agreement will be valued at its claim amount.

Please confirm your agreement to the foregoing, please execute a copy of this document in the space provided and return it to me at (650) 556-3430. Upon execution and delivery of this Agreement by each party hereto, this Agreement will be binding upon each party hereto, in accordance with its terms.

Sincerely Yours,
At Home Corporation

By: /s/ PATTI S. HART Name: Patti S. Hart Title: Chief Executive Officer

Signature Pages of MSO Customers Follow:

Accepted and agreed as of the date first above written:

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By: /s/ ANANYA MUKHERJEE Name: Ananya Mukherjee Title: Chair, Committee of General Unsecured Creditors

Accepted and agreed as of the date first above written:

COMCAST CABLE COMMUNICATIONS, INC.

By: /s/ LAWRENCE S. SMITH Name: Lawrence S. Smith Title:

Accepted and agreed as of the date first above written:

COX COMMUNICATIONS, INC.

By: /s/ DALLAS CLEMENT Name: Dallas Clement Title: SVP Strategy & Development

Accepted and agreed as of the date first above written:

ROGERS CABLE, INC.

By: /s/ MICHAEL LEE Name: Michael Lee Title: VP—Product Development
By: /s/ JOHN H. TORY Name: John H. Tory Title: President & CEO

Accepted and agreed as of the date first above written:

INSIGHT COMMUNICATIONS COMPANY, L.P.

By: /s/ ELLIOT BRECHER Name: Elliot Brecher Title: SVP and General Counsel

INSIGHT COMMUNICATIONS MIDWEST, LLC

By: /s/ ELLIOT BRECHER Name: Elliot Brecher Title: SVP and General Counsel

INSIGHT KENTUCKY PARTNERS II, L.P.

By: /s/ ELLIOT BRECHER Name: Elliot Brecher Title: SVP and General Counsel

Accepted and agreed as of the date first above written:

MEDIACOM LLC

By:	Mediacom Communications Corporation, its managing member
By: /s/ MARK E. STEPHAN Name: Mark E. Stephan Title: CFO

MEDIACOM BROADBAND LLC

By:	Mediacom Communications Corporation, its managing member
By: /s/ MARK E. STEPHEN Name: Mark E. Stephen Title: CFO

Accepted and agreed as of the date first above written:

MIDCONTINENT COMMUNICATIONS

By:	Midcontinent Communications Investors, LLC, its managing partner
By: /s/ MARK S. NIBLICK Name: Mark S. Niblick Title: President and CEO

Schedule 2.1

MSO	Payment Amount

Comcast	$160,000,000

Cox	$160,000,000

Rogers	$15,000,000

Insight	$10,000,000

Mediacom	$10,000,000

Midcontinent	Such amount to be agreed to by Comcast/Cox and Midcontinent, provided that if such amount is not agreed to by 5:00 PM on Wednesday, December 5, 2001, Midcontinent's rights and obligations hereunder shall be terminated.